UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2021

Date of Report (Date of earliest event reported)

CYNERGISTEK, INC.

(Exact name of registrant as specified in its charter)

DELAWARE (DE)

(State or other jurisdiction of incorporation)

000-27507	37-1867101
(Commission File Number)	(I.R.S. Employer Identification No.)

11940 Jollyville Road, Suite 300-N

Austin, Texas  78759

(Address of principal executive offices)

(512) 402-8550

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CTEK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 13, 2021, Cynergistek, Inc. (the “Company”) announced that Timothy McMullen has joined the Company as its Chief Operating Officer.

Mr. McMullen, age 67, previously served as President of Provider Solutions at Specialist Resources Global Inc. d/b/a emids Technologies, a provider of digital transformation solutions to the healthcare industry, serving payers, providers, life sciences, and technology firms, from 2018 to 2020. Prior to that, from 2016 to 2018, Mr. McMullen served as Executive Advisor and Senior Vice President of Healthcare & Life Sciences at NTT Data Services, a division of NTT DATA Corporation, and, from 2015 to 2016, he served as President and CEO of ONECORE, LLC. Mr. McMullen has been positioning and propelling healthcare technology companies for growth and market dominance through innovative product offerings, long-term and lucrative partner and client relationships, and leading sales and marketing operations. Additionally, Mr. McMullen has built high-performing teams around the globe for Fortune 500 and entrepreneurial enterprises and growing businesses by introducing best practices, efficient processes, and market innovations.

In connection with his appointment as Chief Operating Officer of the Company, Mr. McMullen and the Company have entered into an executive employment agreement, effective October 12, 2021 (the “Employment Agreement”). The Employment Agreement provides for an initial employment term of 12 months, with automatic renewal for an additional 12 months, unless either party provides notice of intention not to renew. As compensation for his role as Chief Operating Officer, the Company will pay Mr. McMullen an annual base salary of $300,000, provide Mr. McMullen access to the Company’s incentive-based bonus plan with the potential to receive a discretionary bonus of up to 55% of his base annual salary, and, from time to time, grant Mr. McMullen certain equity incentive awards, including an initial grant of 150,000 stock options, issued at fair market value with 1/3 of the options eligible to vest annually and all options eligible to vest after three years. In the event Mr. McMullen’s employment is terminated by the Company for cause or he resigns without good reason, Mr. McMullen will be entitled to receive his base annual salary prorated to the date of such termination but will not be entitled to any additional compensation or payments by the Company. In the event Mr. McMullen’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to receive his base annual salary prorated to the date of such termination, the acceleration of all unvested stock options and certain other incentive units, and payment based on an additional six months of the base annual salary.

The foregoing description of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no arrangements or understandings between Mr. McMullen and any other persons pursuant to which he was appointed as Chief Operating Officer. There are also no family relationships between Mr. McMullen and any of our directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, other than as set forth herein.

Item 7.01Regulation FD Disclosure

On October 13, 2021, the Company issued a press release announcing the appointment of Timothy McMullen as Chief Operating Officer of the Company. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

9.01Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Executive Employment Agreement, effective October 12, 2021, by and between CynergisTek, Inc. and Timothy McMullen
99.1	Press Release of CynergisTek, Inc. dated October 13, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYNERGISTEK, INC.

Date:	October 14, 2021
By:	/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Chief Financial Officer